If amending the Officers and/or Directors, enter the title and name of each officer/director being removed and title, name, and address of each Officer and/or Director being added:

(Attach additional sheets, if necessary)

Please note the officer/director title by the first letter of the office title:

P = President; V= Vice President; T= Treasurer; S= Secretary; D= Director; TR= Trustee; C = Chairman or Clerk; CEO = Chief Executive Officer; CFO = Chief Financial Officer. If an officer/director holds more than one title, list the first letter of each office held. President, Treasurer, Director would be PTD.

Changes should be noted in the following manner. Currently John Doe is listed as the PST and Mike Jones is listed as the V. There is a change, Mike Jones leaves the corporation, Sally Smith is named the V and S. These should be noted as John Doe, PT as a Change, Mike Jones, V as Remove, and Sally Smith, SV as an Add.

Example:

X Change	PT	John Doe
X Remove	V	Mike Jones
X Add	SV	Sally Smith

Type of Action (Check One)	Title	Name	Address
1) ___ Change ___ Add X Remove	DCEO	REESER, RONALD L	8600 Estrada Street Navarre, FL 32566
2) ___ Change ___ Add X Remove	DVP	SKIDMORE, LOYD W	227 Sandy Springs Place Suite D336 Sandy Springs, GA 30328
3) ___ Change ___ Add X Remove	DCFO	MINCHEW, KEN	21 Blackwater Street Santa Rosa Beach, FL 32459
4) ___ Change X Add ___ Remove	DCEO	TUKCER, LEONARD	20423 State Road 7 F6 - 123 Boca Raton, FL 33498
5) ___ Change ___ Add ___ Remove			
6) ___ Change ___ Add ___ Remove			

E. If amending or adding additional Articles, enter change(s) here:
(Attach *additional sheets, if necessary*). *(Be specific)*

Amendment Adopted:

The following Article is Amended to read as follows:

Article 7 - Corporate Capitalization

7.1 The maximum number of shares that this Corporation is authorized to have outstanding at any time is

One Billion (1,000,000,000) shares of common stock, each share having the par value of One Tenth of One

Cent ($0.001)

F. If an amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:
(if not applicable, indicate N/A)

The date of each amendment(s) adoption: ______________________, if other than the date this document was signed.

Effective date if applicable: ______________________

(no more than 90 days after amendment file date)

Note: If the date inserted in this block does not meet the applicable statutory filing requirements, this date will not be listed as the document's effective date on the Department of State's records.

Adoption of Amendment(s) **(CHECK ONE)**

☐ The amendment(s) was/were adopted by the shareholders. The number of votes cast for the amendment(s) by the shareholders was/were sufficient for approval.

☐ The amendment(s) was/were approved by the shareholders through voting groups. *The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):*

"The number of votes cast for the amendment(s) was/were sufficient for approval

by ______________________."

(voting group)

☒ The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

☐ The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.

Dated August 6th 2019

Signature ______________________

(By a director, president or other officer – if directors or officers have not been selected, by an incorporator – if in the hands of a receiver, trustee, or other court appointed fiduciary by that fiduciary)

Leonard Tucker

(Typed or printed name of person signing)

CEO

(Title of person signing)